UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2006
SIOUXLAND ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	333-123473 (Commission File Number)	22-3902184 (I.R.S. Employer Identification No.)
110 East Elk St.
Jackson, Nebraska 68743
(Address of principal executive offices)
(402) 632-2676
(Issuer’s telephone number)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Lump Sum Design-Build Agreement between Siouxland Ethanol, LLC and Fagen, Inc.
On January 9, 2006, we entered into a design-build agreement with Fagen, Inc. for the construction of a 50 million gallon per year dry grind ethanol production facility on our plant site located near the village of Jackson in northeastern Nebraska. Pursuant to the design-build agreement, the effective date of the agreement is December 8, 2005. We expect that the plant will be substantially complete within 485 days after we provide Fagen, Inc. with our written Notice to Proceed.
Under the terms of the design-build agreement, we will pay Fagen, Inc. $56,619,000, subject to any mutually agreed-upon adjustments and subject to a credit for any amounts previously paid to Fagen Engineering, LLC for engineering performed pursuant to the Phase I and Phase II Engineering Services Agreement. Fagen Engineering, LLC and Fagen, Inc. are related entities. We are obligated to make payments to Fagen, Inc. on a progress billing basis. We will retain 10% of the amount submitted in each application for payment to be released when the plant is substantially complete. When at least 50% of the plant is complete, we are required to pay the full amount submitted in each application for payment. If we fail to pay all due and payable amounts within 5 days after the due date, we will be charged interest at a rate of approximately 18% per year. If we terminate the contract for our convenience, or if Fagen, Inc. must terminate the contract for cause, we are required to pay Fagen, Inc. the amount of $1,200,000 for use of Fagen, Inc.’s work product if we resume construction of the plant without utilizing their services.
Duties under the Design-Build Agreement
          Under the terms of the design-build agreement, Fagen, Inc. is responsible for the following:
•	Constructing our 50 million gallon per year ethanol plant;

•	Providing, where required by law, all necessary design services through licensed design professionals either employed by Fagen, Inc. or qualified independent licensed design consultants;

•	Providing testing, maintenance and training for all of our employees required for the operation of the plant;

•	Providing to us a warranty that the work performed is of good quality, conforms to all contract and construction documents, and is free of defect in materials and workmanship;

•	Taking all actions necessary to remedy any deficiencies that prevent the successful completion of the performance tests and pay all design and construction costs associated with making the necessary corrections;

•	For a period of one year after substantial completion, correcting any defects in materials and workmanship and commencing correction of defects within seven days of receipt of notice from us that the work performed was defective; and

•	Indemnifying, defending and holding us, our officers, directors, agents and employees harmless against any claims, losses, costs, injuries, demands, penalties, damages, liabilities, and interest including attorney’s fees and expenses, for any bodily injury, sickness, death or damage or destruction of property if such arises from the negligent acts or omissions of Fagen, Inc., its consultants, agents or employees.
          Under the terms of the design-build contract, we are responsible for the following:
•	Providing timely approval of preliminary construction documents;

•	Obtaining all necessary governmental permits as required by law and the agreement of the parties;

•	Obtaining and maintaining liability insurance to protect us from any claims that may arise from performance of our responsibilities;

•	Obtaining and maintaining property insurance for the full insurable value of the plant, including professional fees, overtime premiums and all other expenses incurred to replace or repair the ethanol plant; and

•	Indemnifying, defending and holding Fagen, Inc., its officers, directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney’s fees and expenses, for any bodily injury, sickness, death or damage or destruction of property due to the negligent act or omission of any separate contractors we hire.
Fagen, Inc. has the right to terminate or postpone work and to reasonably adjust the time for completion of the plant if any of the following occurs:
•	We fail to make timely payment of amounts owed or cure problems within 7 days after work on the plant has ceased;

•	Any acts, omissions, conditions, events or circumstances beyond Fagen, Inc.’s control, provided the act or omission was not caused by Fagen, Inc., but caused by us or someone under our control resulting in a delay in performance under the contract;

•	The presence of any hazardous conditions or materials at the construction site. Upon receiving notice of a hazardous condition, we must immediately correct the condition. After the condition is corrected and our experts provide written certification of correction and all necessary government approvals have been obtained, Fagen, Inc. should resume work in the affected area but may be entitled to an adjustment in price and time for completion if its price and performance time has been adversely affected; and

•	Work on the plant has stopped for 60 consecutive days, or more than 90 days total, provided the stoppage is not attributable to Fagen, Inc. or because we or the government ordered stoppage or because we failed to provide Fagen, Inc. with permits, information or approvals, Fagen, Inc. is entitled to terminate the design-build contract if we do not cure within seven days after receipt of Fagen, Inc.’s termination notice.
We have the right to terminate the design-build agreement for any reason. However, if our termination is without cause, we are required to provide Fagen, Inc. with 10 days prior written notice and pay Fagen, Inc. for the following:
•	All work completed and any proven loss, cost or expense incurred in connection with such work;

•	Reasonable costs and expenses attributable to the termination, including demobilization costs and amounts required to settle terminated contracts with previously-retained subcontractors and, consultants;

•	Overhead and profit in the amount of 15% of the sum of the above-listed payments; and

•	All retained funds withheld by us for work completed in accordance with the design-build agreement.
Under the terms of the design-build agreement, Fagen, Inc. warrants that the material and equipment furnished to build the plant is new, of good quality, and free from material defects. All defects in materials or workmanship must be corrected by Fagen, Inc. for one year following the completion of the plant. Such defects could require us to suffer material adverse effects in the event that they precipitate delay or discontinuance of plant operations.
          Performance Guarantee
Pursuant to the design-build agreement, Fagen, Inc. guarantees that the plant will operate at a rate of 50 million gallons per year of denatured fuel grade ethanol within 90 days after the date the plant is Substantially Complete.
          Insurance Requirements
We have obtained and must maintain liability, property and casualty and other policies of insurance during the period of construction of the plant through the commencement of plant operations. Any failure by us to maintain adequate insurance coverage and/or self-retention limits may have a material adverse effect on our operations, cash flow and financial performance.
Standard Form of Agreement and General Conditions between Owner and Contractor for Auger Cast Grout Piles

On January 6, 2006, we awarded a contract to Blackhawk Foundation Co., Inc. for the installation of Auger Cast Piles. In exchange for the installation of Auger Cast Piles, we have agreed to pay Blackhawk Foundation Co., Inc., a sum of $1,334,400, subject to additions and reductions as mutually agreed upon by the parties. Auger cast piles provide support for the foundation of the plant.
Under the terms of the contract, Blackhawk Foundation Co., Inc. must:
•	Substantially complete the installation of the Auger Cast Piles by February 21, 2006;

•	Provide all labor, materials, equipment, and services necessary to complete the installation of the Auger Cast Piles;

•	Report any inconsistencies in the contract documents, including drawings and specifications, to us upon discovering them;

•	Provide a competent level of supervision for his employees and subcontractors;

•	Construct the Auger Cast Piles in a workmanlike manner in accordance with the standards of care and diligence and furnish materials of new and good quality;

•	For a period of one year after substantial completion, promptly correcting any defective work upon receipt of notice from us that the work performed was defective; and

•	Indemnify and hold us harmless from all claims for injury and property damage that may occur as a result of the actions of Blackhawk Foundation Co., Inc., but not including any of our actions that amount to omissions or negligence.
Under the terms of the contract, we must:
•	Timely provide all information, financial and otherwise, required for Blackhawk Foundation Co., Inc. to complete its obligations under the contract;

•	Secure and pay for all permits and fees not the responsibility of Blackhawk Foundation Co., Inc., but required for the development, construction, use or occupancy of the plant;

•	Make progress payments to Blackhawk Foundation Co., Inc., less a 10% retainage within 20 days after payment applications are submitted. When at least 50% of the Auger Cast Piles are complete, we are required to pay the full amount submitted in each application for payment. When at least 50% of the plant is complete, we are required to pay the full amount submitted in each application for payment. If we fail to pay all due and payable amounts within 5 days after the due date, we will be charged interest at the prime rate of the day.
Blackhawk Foundation Co., Inc. has the right to stop work if the amounts owed by us are not paid within 7 days of submission of the application for payment. The time for completion of the Auger Cast Piles shall be extended if circumstances beyond the control of Blackhawk Foundation Co., Inc. occur. Both parties agree to undertake reasonable steps to mitigate the effect of any delays. The amount of damages we can recover against Blackhawk Foundation Co., Inc. for breach of its obligations under this contract is limited to the additional costs incurred as a result of the breach. Both parties waive the right to claim consequential damages.
We may suspend or terminate the agreement if Blackhawk Foundation Co., Inc. fails to satisfactorily correct a default within 7 working days after written notice. We may also terminate the contract at any time without cause but Blackhawk Foundation Co., Inc would be entitled to recover all costs from the termination including a reasonable profit.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIOUXLAND ETHANOL, LLC
January 12, 2006	/s/ Tom Lynch
Date	Tom Lynch, President